Exhibit 4(b)(v)

GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

SECTION 403(b) ANNUITY ENDORSEMENT

The Contract to which this endorsement is attached is intended to qualify as an annuity described in Section 403(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and all provisions shall be interpreted in accordance with said Code Section. Notwithstanding any provision contained in the Contract to the contrary, the Contract to which this endorsement is attached is amended as follows:

Article 1—Owner and Annuitant

The Owner must be either an organization described in Code Section 403(b)(1)(A), an employee or former employee of such an organization for whose benefit the organization has established an annuity program under Code Section 403(b) in connection with which this Contract was purchased (“participant”), or such other person permitted under Code Section 403(b). Except as otherwise permitted under the Code and applicable regulations, such participant shall be the Annuitant and the Payee, and the Annuitant and Payee cannot be changed.

The Contract is established for the exclusive benefit of the participant and his or her beneficiaries. All distributions while the participant is alive must be made to the participant. All distributions made under a joint and survivor annuity payment option after the participant’s death, and while the joint Annuitant is alive, must be made to the joint Annuitant.

Article 2—Nontransferable and Nonforfeitable

The interest of the Owner in this Contract is nontransferable within the meaning of Code Section 401(g) and is nonforfeitable. In particular, except as otherwise provided by law, this Contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, to any person other than the Company.

Article 3—Unisex Rates

All references to the Annuitant’s gender (with respect to rates), in the Contract, are deleted. Values and rates are unisex. The guaranteed annuity purchase rates are replaced by the following tables:

Form NY5196 5/02

Life Income with Period Certain Plan Table

Annual payment rates for each $1,000 of value.

Age*	10 Years Certain	15 Years Certain	20 Years Certain	Age*	10 Years Certain	15 Years Certain	20 Years Certain
20	$38.25	$38.23	$38.20	66	$64.63	$62.58	$59.58
25	39.15	39.12	39.09	67	66.18	63.82	60.40
30	40.26	40.23	40.18	68	67.83	65.08	61.20
35	41.66	41.61	41.53	69	69.56	66.37	61.97
40	43.42	43.33	43.21	70	71.38	67.68	62.70
45	45.65	45.50	45.28	71	73.29	68.99	63.40
50	48.49	48.23	47.83	72	75.28	70.31	64.04
51	49.14	48.85	48.40	73	77.36	71.61	64.63
52	49.83	49.51	49.00	74	79.51	72.88	65.17
53	50.56	50.19	49.62	75	81.73	74.11	65.65
54	51.33	50.91	50.27	76	84.01	75.28	66.06
55	52.14	51.66	50.94	77	86.32	76.39	66.43
56	52.99	52.45	51.64	78	88.65	77.42	66.74
57	53.88	53.28	52.36	79	90.99	78.37	67.00
58	54.83	54.15	53.10	80	93.30	79.22	67.22
59	55.83	55.05	53.86	81	95.56	79.99	67.40
60	56.89	56.00	54.65	82	97.74	80.66	67.55
61	58.01	57.00	55.45	83	99.83	81.25	67.67
62	59.19	58.03	56.27	84	101.79	81.76	67.76
63	60.44	59.11	57.09	85 & over	103.62	82.19	67.83
64	61.76	60.23	57.92
65	63.15	61.39	58.76

*Age means Settlement Age

Joint Life and Survivor Income Plan Table

Annual payment rates for each $1000 of value.

Settlement Age	Settlement Age
	35	40	45	50	55	60	65	70	75	80	85&over
35	$39.48	$40.01	$40.45	$40.80	$41.06	$41.26	$41.40	$41.50	$41.57	$41.61	$41.64
40	40.01	40.75	41.41	41.97	42.41	42.74	42.98	43.15	43.27	43.35	43.39
45	40.45	41.41	42.35	43.20	43.91	44.47	44.89	45.19	45.39	45.52	45.59
50	40.80	41.97	43.20	44.41	45.51	46.43	47.14	47.67	48.03	48.26	48.39
55	41.06	42.41	43.91	45.51	47.09	48.52	49.73	50.65	51.31	51.73	51.96
60	41.26	42.74	44.47	46.43	48.52	50.62	52.54	54.14	55.33	56.12	56.56
65	41.40	42.98	44.89	47.14	49.73	52.54	55.39	58.01	60.13	61.62	62.48
70	41.50	43.15	45.19	47.67	50.65	54.14	58.01	61.96	65.53	68.27	69.98
75	41.57	43.27	45.39	48.03	51.31	55.33	60.13	65.53	70.99	75.67	78.88
80	41.61	43.35	45.52	48.26	51.73	56.12	61.62	68.27	75.67	82.71	88.04
85&over	41.64	43.39	45.59	48.39	51.96	56.56	62.48	69.98	78.88	88.04	95.52

Figures for intermediate ages will be furnished upon request.

Form NY5196 5/02

Article 4—Premium Payments

All premium payments must be made either (1) by an organization described in Code Section 403(b)(1)(A); (2) as rollover contributions (as permitted by Code Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 403(d)(3), and 457(e)(16); or (3) as a non-taxable transfer from another contract qualifying under Code Section 403(b) or a custodial account qualifying under Code Section 403(b)(7).

(a)	Premium payments made pursuant to a salary reduction agreement shall not exceed the limits set forth in Code Section 402(g), except as otherwise permitted under Code Section 414(v), if applicable. Premium payments also must not exceed the limitations on contributions under Code Sections 403(b) and 415, as applicable. To the extent premium payments are in excess of the amounts permitted under Code Sections 402(g), 403(b), 414(v), or 415, we may distribute amounts equal to such excess as permitted by applicable federal tax law.

(b)	Subject to the provisions of Code Section 414(v), if applicable, this Contract shall be interpreted and administered to preclude excess deferrals under Code Section 402(g).

(i)	If, in any calendar year in which premium payments attributable to elective deferrals are received for such year, the participant’s elective deferrals contributed to this Contract and to any other plan or contract exceed the maximum dollar amount permitted under Code Section 402(g), the amount of any such excess allocated to this Contract by the participant for the calendar year in accordance with Code Section 402(g)(2)(A)(i) and subsection (ii) of this Article 4(b) shall be distributed to the participant no later than April 15 of the following calendar year.

(ii)	To allocate excess deferrals to this Contract from any other plan or contract, the participant must notify us, in a notarized writing received not later than March 1 following the close of the calendar year, of the total amount of excess deferrals (both from this Contract and from any other plan or contract) to be allocated to this Contract. If the participant fails to provide such notice by the March 1 deadline, he or she shall be deemed to have notified us that the amount of excess deferrals actually contributed to this Contract (we will assume no other excess deferrals were made by the participant for this year) are to be allocated to the Contract for the calendar year.

(iii)	If, in any year (A) premium payments are received on or before March 1 attributable to elective deferrals received for the immediately preceding calendar year, and (B) the participant’s elective deferrals contributed to this Contract and to any other plan or contract exceed the maximum dollar amount permitted under Code Section 402(g) for such preceding year, the amount of any such excess allocated to the Contract by the participant for the immediately preceding calendar year in accordance with Code Section 402(g)(2)(A)(i) and subsection (ii) of this Article 4(b) shall be distributed to the participant no later than April 15 of the calendar year in which such premium payments are received.

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(iv)	Any amount to be distributed from the Contract for any calendar year in accordance with the foregoing provisions of this Article 4 shall be adjusted to reflect gain or loss during such calendar year considered allocable to the excess deferrals to be distributed, but not including gain or loss occurring after the end of such calendar year. For this purpose, the gain or loss considered allocable to an excess deferral shall equal the actual net gain or loss for the calendar year in the portion of the Contract attributable to the excess deferral.

Article 5—Required Minimum Distributions Generally

The entire interest in this Contract shall be distributed as required under Code Sections 401(a)(9) and 403(b)(10) and applicable regulations, the provisions of which are herein incorporated by reference.

For purposes of Articles 7 and 8 below, required distributions are considered to commence on the participant’s required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (2) of Article 8 below. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

Article 6—Required Beginning Date

The term “required beginning date” means April 1 of the calendar year following the later of (1) the calendar year in which the participant attains age 70 1/2, or (2) the calendar year in which the participant retires.

Article 7—Distributions During Participant’s Life

The participant’s entire interest in this Contract will be distributed no later than the required beginning date, or shall commence to be distributed, beginning no later than the required beginning date, (1) over the life of the participant, or the lives of the participant and his or her designated beneficiary (within the meaning of Code Section 401(a)(9), or (2) over a period certain not extending beyond the life expectancy of the participant or the joint and last survivor expectancy of the participant and his or her designated beneficiary.

Payments must be made in periodic payments at intervals of no longer than one year and must be either nonincreasing or they may increase only as provided in Q&A-1 and -4 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6T.

Article 8—Distributions Upon Participant’s Death

If the participant dies on or after the required beginning date (or after distributions have begun as irrevocable annuity payments), the remaining portion of the participant’s interest (if any) shall be distributed under the contract option chosen.

If the participant dies before the required beginning date and an irrevocable annuity distribution has not begun, his or her entire interest will be distributed at least as rapidly as follows:

Form NY5196 5/02

(a)	If the designated beneficiary is someone other than the participant’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the participant’s death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the participant’s death, or, if elected, in accordance with paragraph (c) below.

(b)	If the participant’s sole designated beneficiary is the participant’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the participant’s death (or by the end of the calendar year in which the participant would have attained age 70 1/2, if later), over such spouse’s life, or, if elected, in accordance with paragraph (c) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated beneficiary’s remaining life expectancy determined using such beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (c) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

(c)	If there is no designated beneficiary, or if applicable by operation of paragraph (a) or (b) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the participant’s death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph (b) above.

Article 9—Life Expectancy Calculations

Life expectancy is computed using the Single Life Table, In Q&A-1 of Section 401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year specified in paragraph (a) or (b) of Article 8 and reduced by 1 for each subsequent year.

Article 10—Annuity Payment Options

All annuity payment options under this Contract must meet the requirements of Code Sections 401(a)(9) and 403(b)(10). The provisions of this endorsement reflecting the requirements of Code Sections 401(a)(9) and 403(b)(10) override any annuity payment option, systematic withdrawal plan, or settlement option which is inconsistent with such requirements .

Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either nonincreasing or may increase only as provided in applicable federal income tax regulations.

If a guaranteed period of payments is chosen under an annuity payment option, the length of the period must not exceed the period permitted under Q&As-3 and -10 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations.

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Article 11—Participant Withdrawal Restrictions

Unless otherwise provided by federal tax law, the following restrictions apply with respect to withdrawals and other distributions attributable to (1) contributions after December 31, 1988, made pursuant to a salary reduction agreement and the earnings on such contributions and on amounts held on December 31, 1988, (“Section 403(b) annuity salary reduction amounts”), and (2) premium payments made by a nontaxable transfer from a custodial account qualifying under Code Section 403(b)(7) (or amounts attributable to such an account), and earnings on such amounts (“Section 403(b)(7) amounts) unless the participant has reached age 59 1/2; had a severance from employment; died; become disabled (within the meaning of Code Section 72(m)(7); with respect to Section 403(b) annuity salary reduction amounts, incurred a hardship (in accordance with Code Section 403(b)(11) and in a manner prescribed by the Company); or with respect to Section 403(b)(7) amounts attributable to contributions made pursuant to a salary reduction agreement, encounters financial hardship (in accordance with Code Section 403(b)(7) and in a manner prescribed by the Company); provided that amounts permitted to be paid in the event of hardship in the case of Section 403(b) annuity salary reduction amounts, and amounts permitted to be paid or made available in the event of financial hardship in the case of Section 403(b)(7) amounts, shall be limited to amounts attributable to actual salary reduction contributions (excluding earnings thereon); and provided further, that amounts may be distributed pursuant to a qualified domestic relations order to the extent permitted by Code Section 414(p).

Article 12—Tax-Free Direct Transfers

Direct transfers to another contract qualifying under Code Section 403(b) or to a custodial account qualifying under Code Section
403(b)(7) may be made only as permitted by applicable law. Amounts subject to withdrawal restrictions under the Code may only be transferred to such a contract or account with the same or more stringent restrictions. Direct trustee-to-trustee transfers may be made to a defined benefit governmental plan (as defined in Code Section 414(d) as provided in Code Section 403(b)(13).

Article 13—Direct Rollovers

A distributee may elect, at the time and in the manner prescribed by the Company, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

A distributee, within the meaning of this Article 13 includes the participant and a beneficiary who is a surviving spouse and also includes a former spouse who is an alternate payee under a qualified domestic relations order (as defined in Code Section 414(p)). An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include (1) any distribution that is one of a series of substantially equal periodic payments made (not less frequently than annually) for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, over a specified period of 10 years or more; (2) any distribution to the extent such distribution is required under Code Sections 403(b)(10) and 401(a)(9); (3) any hardship distribution described in Code Sections 403(b)(11) or 403(b)(7)(a)(ii); and (4) any other amounts designated in published federal income tax guidance.

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An eligible retirement plan is an annuity described in Code Section 403(b), an individual retirement account described in Code Section 408(a), or individual retirement annuity described in Code Section 408(b), that accepts eligible rollover distributions. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

A direct rollover is a payment by the Company to the eligible retirement plan specified by the distributee. All eligible rollover distributions shall be made in accordance with the requirements of Code Sections 403(b)(8), 403(b)(10), and 401(a)(31) applicable to tax sheltered annuity contracts.

Except as otherwise provided under applicable federal tax law, the following provisions shall apply for purposes of this Article 13:

(a)	An eligible retirement plan also shall mean an annuity plan described in Code Section 403(a), a qualified plan described in Code Section 401(a), and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Contract. The definition of eligible retirement plan also shall apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order.

(b)	Any amount that is distributed on account of hardship shall not be an eligible rollover distribution, and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

(c)	To the extent permitted by federal tax law, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such after-tax portion may be transferred only to an eligible retirement plan that is permitted by law to accept such contributions. If required by law, the receiving plan must agree to separately account for amounts so transferred, including separately accounting for the portion of the distribution which is includible in gross income and the portion of the distribution which is not so includible.

Article 14—ERISA

If this Contract is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA), the following provisions shall also apply:

(a)	In event of the participant’s death prior to the date on which periodic payments commence under an annuity payment option, the death benefit if any shall be paid to (1) the participant’s surviving spouse in the form required by Section 205 of ERISA, unless the spouse elects otherwise in accordance with requirements of such Section 205, or (2) if there is no surviving spouse, or if the surviving spouse has consented in the manner required by Section 205 of ERISA, or if ERISA otherwise permits, to the designated beneficiary under the Contract.

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(b)	Except as otherwise permitted by ERISA, only a joint and survivor annuity option with no guaranteed period is available to a married participant, and the joint Annuitant must be the participant’s spouse. A married participant may elect another annuity payment option or designate another joint Annuitant, providing his or her spouse consents in accordance with the requirements of Section 205 of ERISA, or provided such election is otherwise permitted under such law. An unmarried participant will be deemed to have elected a straight life annuity option with no guaranteed period, unless he or she makes a different election in the manner required by Section 205 of ERISA.

(c)	Elections and consents required by ERISA, including a change in beneficiary, may be revoked in the form, time, and manner prescribed in Section 205 of ERISA. All elections and consents required by ERISA shall adhere to the requirements of the applicable regulations interpreting Section 205 of ERISA (and other applicable law), including the requirements as to the timing of any elections or consents.

(d)	No withdrawal, partial or total, may be made without the consent of the participant and the participant’s spouse in the manner required by Section 205 of ERISA, except to the extent that such consent is not required under the applicable regulations. Any withdrawal must be made in the form required under Section 205 of ERISA, unless the participant (and spouse, if applicable) makes an election in the form and manner permitted under such regulations, to receive the benefit in another form.

Article 15—Internal Revenue Code and ERISA Requirements

The provisions of this endorsement are intended to comply with requirements of the Code, applicable regulations, and, if applicable, ERISA, for Section 403(b) annuity contracts. The Company reserves the right to amend the Contract or certificate and this endorsement from time to time, without the Owner’s consent, when such amendment is necessary to assure continued qualification of this Contract as a tax sheltered annuity under Code Section 403(b) (and any successor provision) as in effect from time to time. The participant has the right to refuse to accept any such amendment; however, we shall not be held liable for any tax consequences incurred by the Owner as a result of such refusal. The Company also reserves the right to amend the Contract or certificate and this endorsement from time to time, without the Owner’s consent, when such amendment is necessary to assure continued compliance of this Contract with the applicable provisions of ERISA, as in effect from time to time.

For GE Capital Life Assurance Company of New York,

/S/    GEORGE R. ZIPPEL

GEORGE R. ZIPPEL

PRESIDENT

Form NY5196 5/02